EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of PDF Solutions, Inc. (which report on the consolidated financial statements express our unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of PDF Solutions, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
San Jose, CA
February 15, 2008